EXHIBIT 10.1

August 16, 2011

Mr. Kurt Busch

Dear Kurt:

This letter (“Agreement”) will confirm our understanding and agreement regarding your employment with Lantronix Inc. (“Lantronix” or the “Company”), commencing August 23, 2011 (“Commencement Date”).

1.   Position; Exclusivity.  The Company hereby agrees to employ you as its President and Chief Executive Officer.  Your office is located at the Company headquarters in Irvine, California. You accept such employment pursuant to the terms of this Agreement.  You shall perform such duties and responsibilities as may be determined from time to time by the Board of Directors of the Company (the “Board”), which shall be consistent with your position as a senior officer of the Company.  You agree to devote your full business time, attention and energy to performing your duties and responsibilities to the Company under this Agreement.  During your employment with Lantronix, you will not render any services to any other person or entity, whether for compensation or otherwise, or engage in any business activities competitive with or adverse to the Company’s business or welfare, whether alone, as an employee, as a partner, as a member, or as a shareholder, officer or director of any other corporation, or as a trustee, fiduciary or in any other similar representative capacity of any other entity, without the prior written consent of the Board.

2.   Base Salary.  The Company shall pay you a bi-weekly basis a base salary of $10,384.61 ($270,000 on an annualized basis, the “Base Salary”), less applicable withholdings and deductions, which shall be paid on the Company’s regular payroll dates.  Your salary will be reviewed annually by the Board, and the Board may, in its sole discretion, adjust it to reflect Company performance, your performance, market conditions and other factors deemed relevant by the Board.

3.   Bonus.  You will be fully eligible to participate in the Lantronix Performance Bonus Plan at a target rate of up to 40% of your Base Salary (the “Performance Bonus”).  You will be fully eligible to participate in the Fiscal Year 2012 Lantronix Performance Bonus Plan and any Performance Bonus Plan for each full fiscal year during which this Agreement is in effect.   The Board hereby waives the requirement to be employed by the Company as of July 1, 2011 to be eligible to participate in the first half of Fiscal Year 2012 Performance Bonus Plan without pro-ration.  Currently the Performance Bonus is paid out semi-annually following the close of the applicable fiscal quarters to which such Performance Bonus payment is applicable.  At 100% payout, the target annualized Performance Bonus is $108,000.   Lantronix reserves the right to change or discontinue the plan at any time. The Performance Bonus Plan shall be subject to the following:

i.   The Compensation Committee of the Board will define the Performance Bonus Plan annually, determining the objectives for the fiscal year that must be met to earn the Performance Bonus.  Such objectives may include, but shall not be limited to, operating metrics, objective and subjective leadership dimensions and performance metrics in the operation of the Company, the achievement of financial objectives set forth in the Board approved Annual Operating Plan (the “Annual Operating Plan”) for a particular fiscal year, or such other objectives as the Compensation Committee of the Board, in its sole discretion, shall determine.

ii.   You must be employed by the Company on the respective dates set forth in the eligibility requirements for such Fiscal Year’s Performance Plan to be eligible to receive the applicable Performance Bonus for such period (i.e., December 31st and June 30th, when the Performance Bonus Plan is paid semi-annually).  The Performance Bonus for the first half of the Fiscal Year shall be paid to you no later than March 15 of the following year (e.g, for the first half of the 2012 Fiscal Year ending on December 31, 2011, you shall be paid no later than March 15, 2012).  The Performance Bonus for the second half of the Fiscal Year shall be paid no later than March 15 of the year following the year in which the second half of the Fiscal Year concludes (e.g., for the Fiscal Year terminating on June 30, 2012, you shall be paid on account of the second half Performance Bonus no later than March 15, 2013).  If the Performance Bonus is paid annually, you shall be paid no later than March 15 of the year following the calendar year in which the Fiscal Year concludes.

iii.   All Performance Bonus awards are subject to the terms of the Performance Bonus Plan agreement for the applicable Fiscal Year.

4.   Stock Option Award.  Subject to the terms of the Company’s 2010 Stock Plan and the form of stock option agreement thereunder, the Company shall issue you a stock option to purchase 350,000 shares of Lantronix common stock.  The stock option shall be an incentive stock option to the extent permitted by the $100,000 rule of Internal Revenue Code Section 422(d).  The grant shall be effective on your Commencement Date and the strike price of the options shall be the closing price of one share of common stock on the Commencement Date.  None of these options shall vest until such time as you and the Company enter into a written stock option agreement with respect to the 350,000 options.  The stock option agreement shall provide, among other things that your options shall vest according to the following schedule: 25% (87,500) of your options shall vest on the first anniversary of the Commencement Date and the remaining options shall vest ratably each month thereafter for a period of 36 months, subject to your remaining a Service Provider to the Company through such dates (as defined in the Company’s 2010 Stock Plan).

5.   Change in Control.  In the event of a “Change in Control” of the Company as defined in Attachment A after your Commencement Date, then, subject to the terms of this Agreement, as an additional benefit, the Company shall compensate you as set forth in Attachment A.

6.   Employee Benefits.  You shall be entitled to the benefits and perquisites which the Company generally provides to its other senior executives under the applicable Company plans and policies, excluding any automobile allowance, and to future benefits and perquisites made generally available to senior executives of the Company.  Your participation in such benefits plans shall be on the same basis as applies to other senior executives of the Company.  All such benefits and perquisites are subject to modification and/or elimination in the Company’s discretion.  You shall pay any contributions which are generally required of senior executives to receive any such benefits.

7.   Vacation.  Vacation is accrued on a bi-weekly basis.  Subject to the Company’s vacation accrual policies and caps, you shall accrue vacation according to the following schedule:  two (2) weeks per year for the first three (3) years of service; three (3) weeks per year for after three (3) years of service and until completion of five (5) years of service;  three weeks and two and a half days (3.5 weeks) after six (6) years of service and until completion of nine years of service; and four (4) weeks after nine (9) years of service.

8.   Life Insurance.  Basic Life and Accidental Death & Dismemberment coverage is provided to employees through Anthem Blue Cross at the rate of two times your annual Base Salary, up to a maximum $500,000.  Supplemental life insurance can be purchased by the employee to cover additional family members.

9.   Health Insurance.  The Company offers group insurance plans designed to meet those needs to all active regular full-time employees.  Regular full-time employees are eligible to enroll in group insurance benefits on the first of the month following their first day of employment.   Based on your hire date of August 23, 2011, you will be eligible for benefits on September 1, 2011. If your start date is extended, it will affect the date you will be eligible for benefits.  Group medical, dental, vision and prescription coverage is presently offered through Anthem Blue Cross.  You have a choice among these medical and dental plan options:  HMO (a health maintenance organization), and a PPO (Preferred Provider Organization).  The Company currently pays a significant portion of the premium, with the employee contributing the difference through a bi-weekly payroll deduction.

10.   Unspecified Term, At-Will Employment and Termination.

a.   Notwithstanding anything to the contrary in this Agreement or in any prior relationship with the Company, express or implied, your employment is for an unspecified term and either you or Lantronix may terminate your employment at-will and with or without Cause (as defined in Attachment B hereto) or notice; provided however, that if your employment is terminated by the Company without Cause (as defined in Attachment B hereto), in exchange for a full general release of claims against the Company in a form reasonably acceptable to the Company becoming effective in accordance with its terms, the Company will pay you severance pay in a total amount equal to the sum of (i) nine (9) months of your then current Base Salary, plus (ii) an amount equal to seventy-five percent (75%) of your  Performance Bonus actually earned and paid to you during the previous twelve month period (collectively, the “Severance Payment”).  The Severance Payment shall be less required tax deductions and withholdings and shall be paid in a lump sum on the 53rd day following your date of termination or such later date as is required to avoid potentially adverse taxation under Internal Revenue Code Section 409A pursuant to Section 15 hereof.

b.   This Agreement (and your employment) may be terminated immediately and without notice for Cause without further liability or obligation to you other than payment of compensation earned by you through the effective date of termination.

11.   Confidential Information; Non-Solicitation of Employees.

a.   As an employee of Lantronix, you will have access to certain Company confidential information and you may, in the course of your employment, develop certain information or inventions, which will be the property of the Company.  To protect the interests of the Company, you will be asked to sign the Company’s Employment, Confidential Information, and Invention Assignment Agreement forms as a condition of employment.  We wish to impress upon you that we do not want you to bring with you any confidential or proprietary information from a previous employer or violate any obligation you may have to that employer.

b.   In consideration of the promises and covenants contained in this Agreement, you agree that for a period of one (1) year following your effective date of termination or resignation, you will not, either directly or indirectly, either on your own behalf or on behalf of any other person, recruit or solicit for hire any individual who is then employed by the Company.

c.   You acknowledge and agree that the restrictions contained in Sections 11(a) and (b) are reasonable and appropriate.  You further acknowledge and agree that the restrictions contained in Sections 11(a) and (b) will not preclude you from engaging in any trade, business or profession that you are qualified to engage in.

12.   Mutual Agreement to Arbitrate.  To the fullest extent allowed by law, any controversy, claim or dispute between you and the Company (and/or any of its affiliates, owners, shareholders, directors, officers, employees, volunteers or agents) relating to or arising out of your employment or cessation of that employment will be submitted to final and binding arbitration as provided in Attachment C hereto.

13.   Successors and Assigns.  This Agreement will be assignable by the Company to any successor or to any other company owned or controlled by the Company, and will be binding upon any successor to the business of the Company, whether direct or indirect, by purchase of securities, merger, consolidation, purchase of all or substantially all of the assets of the Company or otherwise.

14.   Withholding of Taxes; Tax Reporting.  The Company may withhold from any amounts payable under this Agreement all such federal, state, city and other taxes, and may file with appropriate governmental authorities all such information, returns or other reports with respect to the tax consequences of any amounts payable under the Agreement, as may, in its judgment, be required by law.  It is expressly understood and agreed that all such taxes shall be your sole responsibility.

15.   Sections 280G and Compliance with Section 409A.

a.   In the event that the severance and other benefits provided for in this agreement or otherwise payable to you (a) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and (b) would be subject to the excise tax imposed by Section 4999 of the Code, then such benefits shall be either be:

(i)   delivered in full, or

(ii)   delivered as to such lesser extent which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income and employment taxes and the excise tax imposed by Section 4999, results in the receipt by you, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code.  Unless the Company and you otherwise agree in writing, any determination required under this Section 5 will be made in writing by a national “Big Four” accounting firm selected by the Company or such other person or entity to which the parties mutually agree (the “Accountants”), whose determination will be conclusive and binding upon you and the Company for all purposes.  For purposes of making the calculations required by this Section 15a, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and you shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section.  The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section.  Any reduction in payments and/or benefits required by this Section shall occur in the following order: (A) cash payments shall be reduced first and in reverse chronological order such that the cash payment owed on the latest date following the occurrence of the event triggering such excise tax will be the first cash payment to be reduced; and (B) accelerated vesting of stock awards shall be cancelled/reduced next and in the reverse order of the date of grant for such stock awards (i.e., the vesting of the most recently granted stock awards will be reduced first), with full-value awards reversed before any stock option or stock appreciation rights are reduced.

b.   This Agreement is intended to be exempt to the extent possible from the requirements of Internal Revenue Code Section 409A, including current and future guidance and regulation interpreting such provisions.  Notwithstanding anything to the contrary in this Agreement, no Deferred Compensation Separation Benefits (as defined below) payable under this Agreement will be considered due or payable until and unless you have a “separation from service” within the meaning of Section 409A of the Code, as amended and the final regulations and any guidance promulgated under Section 409A, as each may be amended from time to time (together, “Section 409A”).  Notwithstanding anything to the contrary in this Agreement, if you are a “specified employee” within the meaning of Section 409A at the time of your “separation from service” other than due to your death, then any severance benefits payable pursuant to this Agreement and any other severance payments or separation benefits, that in each case when considered together may be considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”) and are otherwise due to you on or within the six (6) month period following your “separation from service” will accrue during such six (6) month period and will instead become payable in a lump sum payment on the date six (6) months and one (1) day following the date of your “separation from service.”  All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit.  Each payment and benefit payable under this Agreement is intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.  It is the intent of this Agreement to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided under this Agreement will be subject to the additional tax imposed under Section 409A, and any ambiguities in this Agreement will be interpreted to so comply.  The Company and you agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition under Section 409A prior to actual payment to you.

c.   Any good faith determinations made by the Company or the Accountants hereunder shall be final, biding and conclusive upon you and the Company.

16.   Immigration; Background Check.

a.   For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States.  Such documentation must be provided to us within three (3) business days of your Start Date, or our employment relationship with you may be terminated.

b.   This offer of employment is also contingent upon the successful verification of the information you provided to the Company during your application process, as well as a general background check performed by the Company to confirm your suitability for employment.  By accepting this offer of employment, you warrant that all information provided by you is true and correct to the best of your knowledge, you agree to execute any and all documentation necessary for the Company to conduct a background check and you expressly release the Company from any claim or cause of action arising out of the Company’s verification of such information.

17.   Entire Agreement.  This Agreement, together with the documents referenced herein, contains the entire integrated agreement of the parties hereto with respect to the subject matter hereof and it supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the subject matter hereof.  Each party to this Agreement acknowledges that no representations, inducements, promises or agreements, written, oral or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement or promise not contained in this Agreement shall be valid or binding.  This Agreement may not be modified or amended by oral agreement, but only by an agreement in writing signed by an authorized member of the Board and you.

We are excited to have you join Lantronix, and we look forward to your Commencement Date on August 23, 2011.  Please sign, date and return the enclosed copy of this Agreement to me for our files to acknowledge your agreement with the above.

Very truly yours,

Lantronix, Inc.

By:	/s/
Thomas Wittenschlaeger
Chairman of the Board,
Lantronix, Inc.

Acknowledged and Agreed:

_______________________________
Kurt Busch

Dated:  _____________________, 2011

ATTACHMENT A
CHANGE OF CONTROL

I.  Definitions.

a.	“Change in Control” means the occurrence of any of the following events:

(i)
Any “person” (as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than the TL Parties (as defined below) becomes the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or,  more of the total voting power represented by the Company’s then outstanding voting securities; or

(ii)	The consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets, other than to the TL Parties; or
(iii)
The consummation of a merger or consolidation of the Company with any other corporation, other than (Y) to the TL Parties or (Z) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least seventy percent (70%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.

b.
“Good Reason” for you means only if you resign within one hundred and twenty (120) days after the Company has taken any of the following actions without your express written consent: (i) the Company “Substantially Lessens Your Title” (as defined herein); (ii) the Company “Substantially Reduces Your Senior Authority” (as defined herein); (iii) the Company assigns material duties to you which are materially lesser than the duties commensurate  with your then-current status; (iv) the Company reduces your  base  salary  or  benefits  from that in effect at the Commencement Date (unless such reduction is in connection with a salary or benefit reduction program of general application at the senior level executives of the Company); or (v) the Company fails to obtain the assumption of this Agreement by any successor or assign of the Company. Notwithstanding  the foregoing, Good Reason shall not exist unless you provide the Company written notice of the existence of the one or more of the actions, conditions or events set forth above in this definition of Good Reason within ninety (90) days after the initial existence or occurrence of such action, condition or event, and if such action, event or condition is curable, the Company fails to cure such action, event or condition within thirty (30) days after its receipt of such notice.

c.
“Market Cap” shall mean a dollar amount that equals the share price multiplied by the number of outstanding shares (shares that have been authorized, issued, and purchased by investors) of the Company.

d.	“Substantially Lessens Your Title” shall mean that you do not have the title of President, Chief Executive Officer of the Company or an enterprise equivalent to the Company.

e.
“Substantially Reduces Your Senior Authority” shall mean that you no longer have substantially similar authority, scope of responsibility, functions or duties as President and Chief Executive Officer of the Company or an enterprise equivalent to the Company.

f.
“TL Parties” shall mean, either individually or collectively, Bernhard Bruscha, TL Investments, any party or entity affiliated with the aforementioned, including but not limited to any “group” (as defined in Section 13(d)(3) of the Exchange Act) to which any of the aforementioned belong.

II.  Change of Control Benefits.

a.
In the event of a Change of Control where the Market Cap of the Company is equal to or less than $50 million, the Company shall immediately vest the 350,000 Incentive Stock Options described in Section 4 of the Agreement, provided, that if such aforementioned Change of Control results in your resignation for Good Cause, the Company shall pay you severance, in lieu of the severance otherwise payable to you under Section 10(a) hereof, a total sum of (Y) the equivalent of nine (9) months of your then current Base Salary, plus (Z)   40% of nine (9) months of your then current annual Base Salary.  Such payment shall be subject to the effectiveness of the release of claims referred to in Section 10(a) and subject to the same timing and other terms set forth in Section 10(a).

b.
In the event of a Change of Control where the Market Cap of the Company is greater than $50 million, the Company shall immediately vest the 350,000 Incentive Stock Options described in Section 4 of the Agreement, provided, that if such aforementioned Change of Control results in your resignation for Good cause, the Company shall pay you severance, in lieu of the severance otherwise payable to you under Section 10(a) hereof, a total sum of (Y) the product of two (2) multiplied by your then current annual Base Salary, plus; (Z) 80% of your then current annual Base Salary. Such payment shall be subject to the effectiveness of the release of claims referred to in Section 10(a) and subject to the same timing and other terms set forth in Section 10(a).

ATTACHMENT B

“Cause” shall include but not me limited to, the following: (i) your commission of a crime or your possession, use or sale of a controlled substance (other than the use or possession of a legally prescribed medication used for its prescribed purposes); (ii) your significant neglect, or materially inadequate performance of, your duties as an employee of the Company; (iii) your breach of a fiduciary duty to the Company or its shareholders; (iv) your willful breach of a duty in the course of your employment; (v) your violation of the Company’s personnel or business policies; (vi) your willful misconduct; (vii) your death; or (viii) your disability.  For purposes of this Agreement, you shall be considered disabled if you have been physically or mentally unable to perform your job duties hereunder for (x) a continuous period of at least one hundred twenty (120) days or (y) a total of one hundred fifty (150) days during any one hundred and eighty (180) day period, and you have not recovered and returned to the full time performance of your duties within thirty (30) days after written notice is given to you by the Company following such 120 day period or 180 day period, as applicable.  Notwithstanding the foregoing, Cause shall not exist under any definition set out in subsection (ii), (Iii), (iv), (v), or (vi) unless the Company provides you with written notice of the existence of one or more of the actions, conditions or events set forth above in such definition of Cause, and if such action, event or condition is curable, you fail to cure such action, event or condition within thirty (30) days after receipt of such notice.

ATTACHMENT C
MUTUAL AGREEMENT TO ARBITRATE

To the fullest extent allowed by law, any controversy, claim or dispute between Executive and the Company (and/or any of its affiliated, subsidiary, or related entities, owners, directors, officers, employees, volunteers or agents) relating to or arising out of this Agreement or Executive's employment (or the cessation thereof), will be submitted to final and binding arbitration in Orange County, California, for determination in accordance with the American Arbitration Association's ("AAA") Employment Arbitration Rules as the exclusive remedy for such controversy, claim or dispute.  In any such arbitration, the parties may conduct discovery to the same extent as would be permitted in a court of law.  The arbitrator shall issue a reasoned, written decision, and shall have full authority to award all remedies which would be available in court.  The Company shall pay the arbitrator's fees and any AAA administrative expenses.  Any judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  Possible disputes covered by the above include (but are not limited to) unpaid wages, breach of contract (including this Agreement), torts, violation of public policy, discrimination, harassment, or any other employment-related claims under laws including, but not limited to, Title VII of the Civil Rights Act of 1964, the Americans With Disabilities Act, the California Labor Code, the California Fair Employment and Housing Act, the Age Discrimination in Employment Act, the Americans with Disabilities Act, and any other statutes or laws relating to Executive’s relationship with the Company regardless of whether such dispute is initiated by Executive or the Company.  Thus, this bilateral arbitration agreement fully applies to any and all claims that the Company may have against Executive, including but not limited to claims for misappropriation of Company property, disclosure of proprietary information or trade secrets, interference with contracts, trade libel, gross negligence, or any other claim for alleged wrongful conduct or breach of the duty of loyalty.  However, claims for workers’ compensation benefits, unemployment insurance and those arising under the National Labor Relations Act (or any other claims where mandatory arbitration is prohibited by law) are not covered by this arbitration agreement, and such claims may be presented to the appropriate court or government agency.  BY AGREEING TO THIS BINDING ARBITRATION PROVISION, BOTH YOU AND THE COMPANY GIVE UP ALL RIGHTS TO TRIAL BY JURY.

This mutual arbitration agreement is to be construed as broadly as is permissible under applicable law.

LANTRONIX INC. (the “Company”)

By:
Kurt Busch	Title:
Dated: , 2011	Dated: , 2011